Exhibit 23.2

KPMG LLP Suite 2800 401 Union Street Seattle, WA 98101

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-226516, No. 333-229558, No. 333-236296, No. 333-256052, No. 333-262611, No. 333-269648, No. 333-276910 and No. 333-284743) on Form S-8 of our report dated November 14, 2025, with respect to the consolidated financial statements of Sonos, Inc. and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
Seattle, Washington
November 14, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.